ROY W. ADAMS, JR.
                                 ATTORNEY AT LAW


1024 COUNTRY CLUB DRIVE                           TELEPHONE:  925/631-0222
SUITE 135                                         FACSIMILE:  925/631-0999
MORAGA, CALIFORNIA 94556                      E-MAIL: rwadams@pascbell.net



                                  March 3, 2003


Marketocracy Medical Specialists Fund
Marketocracy Masters 100SM Fund
c/o Marketocracy Funds
26888 Almaden Court
Los Altos, California
94022

     Re:  Reorganization   of  Marketocracy   Medical   Specialists   Fund  with
          Marketocracy Masters 100SM Fund, each a series of Marketocracy Funds

Ladies and Gentlemen:

     You have requested my opinion as counsel for Marketocracy Funds, a Delaware business trust (the "Trust"), with respect to certain Federal income tax matters in connection with the reorganization transaction between Marketocracy Medical Specialists Fund (the "Acquired Fund"), a series of the Trust, and Marketocracy Masters 100SM Fund (the "Acquiring Fund"), another series of the Trust. This opinion is rendered in connection with the transaction described in the Agreement and Plan of Reorganization dated as of January 10 2003, by and between Trust, on behalf of the Acquired Fund, and the Trust, on behalf of the Acquiring Fund (the "Reorganization Agreement"), and adopts the applicable defined terms therein.

     This letter and the opinions expressed herein are for delivery to the Acquired Fund and the Acquiring Fund, respectively, pursuant to Sections 10(g) and 9(g), respectively, of the Reorganization Agreement and may be relied upon only by the Acquired Fund, the Acquiring Fund and their respective shareholders. This opinion also may be disclosed by the Acquired Fund, the Acquiring Fund or any shareholder of either Fund in connection with an audit or other administrative proceeding before the Internal Revenue Service (the "Service") affecting the Acquired Fund, the Acquiring Fund or any shareholder of either Fund or in connection with any judicial proceeding relating to the Federal, state or local tax liability of the Acquired Fund, the Acquiring Fund or any shareholder of either Fund.

     For purposes of this opinion, I have assumed the truth and accuracy of the following facts:

     The Trust was duly organized under the laws of the State of Delaware and is an open-end management investment company.

     Each of the Acquired Fund and the Acquiring Fund is a series of the Trust duly established under the laws of the State of Delaware. Each of the Acquired Fund and the Acquiring Fund has an authorized capital of an unlimited number of shares, and each outstanding share of the Acquired Fund and of the Acquiring Fund is fully paid, non-assessable, fully transferable and has full voting rights. The shares of the Acquiring Fund issued pursuant to the Reorganization Agreement will be fully paid, non-assessable, fully transferable and have full voting rights.

     For valid business purposes, the following transaction will take place in accordance with the laws of the State of Delaware and pursuant to the Reorganization Agreement:

     (a) On the date of the closing (the "Closing Date"), the Trust will cause the Acquired Fund to transfer all or substantially all of the Acquired Fund's assets to the Acquiring Fund. Solely in exchange therefor, the Trust will cause the Acquiring Fund to assume all of the liabilities of the Acquired Fund and to deliver to the Acquired Fund a number of shares of voting common stock of the Acquiring Fund (the "Shares") having equal value to the net assets transferred.

     (b) The Trust will then cause the Acquired Fund to liquidate and distribute all of the Shares to the shareholders of the Acquired Fund in proportion to their respective interests in the Acquired Fund in exchange for their shares in the Acquired Fund.

     (c) The Trust will then cause the Acquired Fund to wind up and dissolve as soon as practicable thereafter.

     In rendering the opinions stated below, I have examined and relied upon the following, assuming the genuineness thereof and the truth and accuracy of any statements contained therein:

     (1)  The Reorganization Agreement;

     (2) Combined Proxy Statement and Prospectus dated January 10, 2003:

     (3) Statement of Assets and Liabilities of the Acquired Fund and of the Acquiring Fund;

     (4) Certificates from officers of the Trust respecting the value of the assets of the Acquired Fund and respecting the value per share of the stock of the Acquiring Fund; and

     (5) Such other documents, records and instruments as I have deemed necessary in order to enable me to render the opinions referred to in this letter.

     For purposes of rendering the opinions stated below, I in addition have relied upon the following representations by the Trust on behalf of Acquiring Fund and on behalf of the Acquired Fund, as applicable, upon which you expressly have indicated that I may so rely (whether or not contained or reflected in the documents and items referred to above):

     (A) The fair market value of the Shares received by each shareholder of the Acquired Fund will be approximately equal to the fair market value of the shares of the Acquired Fund surrendered in the exchange therefor.

     (B) There is no plan or intention by the Acquiring Fund or any person related to the Acquiring Fund, as defined in Section 1.368-1(e)(3) of the Treasury Regulations, to acquire or redeem any of stock of Acquiring Fund issued in the transaction either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund's business as an open-end investment company, as required by Section 22(e) of the Investment Company Act of 1940, as amended (the "1940 Act"). For this purpose, Section 1.368-1(e)(3) of the Treasury Regulations generally provides that two corporations are related if they are members of the same affiliated group (i.e., one or more chains of corporations connected through stock ownership with a common parent corporation where: (i) stock with at least eighty percent (80%) of the total voting power and value of each corporation in the chain is owned directly by one or more of the other corporations in the chain; and (ii) the common parent owns directly stock with at least eighty percent (80%) of the voting power and value of at least one of the corporations in the chain for consolidated return purposes ("Affiliated Group Relationship") or if one corporation owns stock possessing at least fifty percent (50%) or more of the voting power or value of the other corporation (the "Parent-Subsidiary Relationship").

     (C) During the five-year period ending on the date of the transaction, neither the Acquired Fund nor any person related to the Acquired Fund by having the Parent-Subsidiary Relationship will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired stock of the Acquired Fund with consideration other than shares of stock of the Acquiring Fund or the Acquired Fund (except for shares of the Acquired Fund stock acquired from dissenters in the transaction), (ii) redeemed or made distributions with respect to the Acquired Fund shares, except for redemptions in the ordinary course of the Acquired Fund's business as an open-end investment company as required by Section 22(e) of the 1940 Act and distributions necessary to qualify for the special tax treatment afforded regulated investment companies under Section 852 of the Internal Revenue Code of 1986, as amended (the "Code"), and made in the ordinary course of the Acquired Fund's business as a qualified regulated investment company.

     (D) Prior to or in the transaction, neither the Acquiring Fund nor any person related to the Acquiring Fund (having either the Affiliated Group Relationship or the Parent-Subsidiary Relationship) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of the Acquired Fund with consideration other than shares of stock of the Acquiring Fund.

     (E) The Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70) of the fair market value of the gross assets held by the Acquired Fund immediately prior to the transaction. For purposes of this representation, amounts used by the Acquired Fund to pay its reorganization expenses, amounts paid by the Acquired Fund to shareholders who receive cash or other property, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Fund's business as an investment company) made by the Acquired Fund immediately preceding the transfer have been included as assets of the Acquired Fund held immediately prior to the transaction.

     (F) The Acquiring Fund has no plan or intention to reacquire any of the Shares issued in the transaction, except for acquisitions made in the ordinary course of its business as a series of an investment company.

     (G) The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the transaction, except for dispositions made in the ordinary course of its business as a series of an investment company.

     (H) In pursuance of the plan of reorganization, the Acquired Fund will distribute to its shareholders as soon as practicable the Shares it receives in the transaction.

     (I) The liabilities of the Acquired Fund assumed by the Acquiring Fund plus the liabilities to which the transferred assets are subject were incurred by the Acquired Fund in the ordinary course of its business and are associated with the assets transferred.

     (J) The fair market value of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (K) The total adjusted basis of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities to be assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (L) Following the transaction, the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund's historic business assets in a business.

     (M) There is no inter-corporate indebtedness existing between the Acquired Fund and the Acquiring Fund that was issued, acquired, or will be settled at a discount.

     (N) Each of the Acquired Fund and the Acquiring Fund is an "investment company" and a "regulated investment company" within the meanings of Section 368(a)(2)(F) of the Code, and that based upon the composition of its assets, each meets the requirements of Sections 368(a)(2)(F)(ii) and (iii) of the Code for a diversified investment company that is not regulated investment company or real estate investment trust. Section 368(a)(2)(F)(ii) requires that not more than twenty five percent (25%) of the value of such a diversified investment company's total assets is invested in the stock and securities of any one issuer and not more than fifty percent (50%) of the value of its total assets is invested in the stock and securities of five (5) or fewer issuers. Section 368(a)(2)(F)(iii) requires that fifty percent (50%) or more of the value of such a diversified investment company's total assets are stock and securities and eighty percent (80%) or more of the value of its total assets are assets held for investment.

     (O) The Acquired Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a Federal or state court.

     My opinions set forth in this letter are based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the transaction will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Acquired Fund distributes the shares of the Acquiring Fund received in the transaction as soon as practicable, I am of the opinion that:

     I. The transfer of substantially all of the Acquired Fund's assets to the Acquiring Fund in exchange for the Shares, and the distribution of the Shares pro rata to the Acquired Fund shareholders in liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a) of the Code; and

     II. The Acquiring Fund and the Acquired Fund each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     The opinions set forth above represent my conclusions as to the application of Federal income tax law existing as of the date of this letter to the transaction described above, and I can give no assurance that legislative enactments, administrative changes, court decisions or interpretations may not be forthcoming, possibly with retroactive effect, that would require modifications or revocations of my opinions expressed herein. Moreover, there can be no assurance that positions contrary to my opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions. Further, all the opinions set forth above represent my conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinions referred to herein. Although I have made such inquiries and performed such investigations as I have deemed necessary to fulfill my professional responsibilities, I have not undertaken an independent investigation of the facts referred to in this letter. I express no opinion as to any Federal income tax issue or other matter except expressly those set forth above.

     I hereby consent to (i) the reference to me as the Trust's counsel in the Combined Proxy Statement/Prospectus and Statement of Additional Information included in the Registration Statement, (ii) to the reference to me and to the description of advice rendered by me under the heading "The Reorganization - Material Federal Income Tax Consequences" in the Combined Proxy Statement/Prospectus, and (iii) the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                  Very truly yours,

                                  /s/Roy W. Adams, Jr.
                                  --------------------
                                  Roy W. Adams, Jr.